Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Scot Jafroodi Vice President, Chief Financial Officer and Treasurer Insteel Industries Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES ANNOUNCES ADDITION OF

BLAKE DOYLE TO ITS BOARD OF DIRECTORS

MOUNT AIRY, N.C., December 6, 2024 – Insteel Industries Inc. (NYSE: IIIN) today announced that Blake Doyle has been appointed to its board of directors. Ms. Doyle’s term runs through the 2025 annual meeting of shareholders and she will serve on the Audit Committee.

Ms. Doyle is currently a Managing Director at Chevy Chase Trust Company, a Maryland-based investment firm, a position she has held since 2016. In her role as Head of Institutional Sales and Head of Product Development, Blake is responsible for institutional client sales and coverage and firm-wide product development. Prior to joining Chevy Chase Trust, Blake was a Managing Director at Height Securities, LLC, an investment bank and research firm where she was head of Institutional Sales and Capital Markets. Earlier in her career, she worked in institutional equity sales and research at FBR Capital Markets and at the Audax Group.

“We are pleased to welcome Blake to our board of directors,” said H.O. Woltz III, Insteel’s President and CEO. “Her extensive experience in capital markets and her work in institutional investor outreach will be a valuable addition to our board.”

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets prestressed concrete strand and welded wire reinforcement, including engineered structural mesh, concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates eleven manufacturing facilities located in the United States.

IIIN – G

1373 BOGGS DRIVE, MOUNT AIRY, NC 27030/PHONE: (336) 786-2141/FAX: (336) 786-2144

WWW.INSTEEL.COM